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                                                                    EXHIBIT 99.2

Tuesday March 16, 8:23 pm Eastern Time

Company Press Release

Prosorba Column Approved by FDA for Use in
Rheumatoid Arthritis

Breakthrough Treatment -- First Available Non-Drug
Alternative -- Launch set for April

SAN DIEGO--(BW HealthWire)--March 16, 1999-- Conference call 3/17/99 at 4:15 p.m. EST

Cypress Bioscience Inc. (Nasdaq:CYPB - news) announced today that the U.S. Food and Drug Administration (FDA) has approved the Prosorba(R) column for use in the treatment of moderate to severe rheumatoid arthritis (RA).

"Drugs are no longer the only option for rheumatoid arthritis patients with active disease. Now physicians and patients have the Prosorba(R) column, a therapeutic device, as a new option for treating rheumatoid arthritis," said Jay D. Kranzler, M.D., Ph.D., chief executive officer and chairman of the board of Cypress Bioscience Inc. "The FDA's approval of this device is a tremendous milestone for patients still suffering with painful and swollen joints."

"It has restored my life," said Merrill Meyer, from Phoenix, Ariz., whose rheumatoid arthritis was so painful that she could not even brush her hair before participating in the trial. "Prosorba(R) has given my body the ability to fight the disease with minimal medication."

The Prosorba(R) column is indicated for use in the therapeutic reduction of the signs and symptoms of moderate to severe RA in adult patients with long standing disease who have failed or are intolerant of disease-modifying anti-rheumatic drugs (DMARDs). An estimated 10% of the 2.5 million RA patients in the United States do not respond to DMARD therapy and may benefit from Prosorba(R) column treatment.

The company intends to conduct a Phase IV program assessment of the Prosorba(R) column in combination with methotrexate.

"The Prosorba(R) column is a significant addition to our therapeutic options. It will be particularly useful in treating patients who are resistant to other therapies," said rheumatologist Dr. Daniel Furst, medical director of the Virginia Mason Medical Center in Seattle, and lead investigator in the Prosorba(R) column Phase III clinical trial. "In the clinical trial, the Prosorba(R) column worked in about half of the patients who completed treatment -- a good response rate for these patients -- most of whom have failed many of the second-line medicines we use for RA."

"The launch of the Prosorba(R) column for use in moderate to severe RA will take place in April.
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Cypress' newly hired sales representatives are currently finalizing their product training prior to the official launch, after which they will distribute product information to the targeted rheumatology audience of approximately 3,500 physicians. Cypress will be initiating an extensive education program to help health care providers and rheumatoid arthritis patients across the country understand the benefits of this new approach to managing rheumatoid arthritis," said Carl Bobkoski, president and chief operating officer of Cypress Bioscience. "Since the Prosorba(R) column has been used in the treatment of Idiopathic Thrombocytopenic Purpura (ITP) for the past 12 years, there is already a nationwide base of trained facilities able to administer the treatment. As was announced earlier this month, we have entered into a definitive agreement with Fresenius AG of Bad Homburg, Germany and its subsidiary Fresenius Hemotechnology Inc. of Concord, Calif., under which Fresenius will service and train therapeutic apheresis centers throughout the U.S. All these facilities will be available to provide apheresis services to rheumatologists and patients interested in Prosorba(R) column treatment."

About the Partnership with Fresenius

The agreement provides Fresenius with an exclusive license to distribute the Prosorba(R) column, a treatment for rheumatoid arthritis (RA), in the U.S., Europe and Latin America and, subject to certain conditions, Japan and select Asian countries. Financial terms include an upfront equity investment by Fresenius, license payments of up to $54 million based on sales, and a line of credit extended to Cypress to support the product launch and manufacturing scale-up.

The partnership calls for joint efforts by Cypress and Fresenius AG to commercialize the product. Cypress will take the lead role in ongoing research, clinical, and regulatory activities in the U.S., while also assuming responsibility for the sales and marketing efforts directed at rheumatologists.

Fresenius will serve as exclusive distributor for the product in the territory, participating in co-marketing activities in the U.S., and leading international development and registration efforts. In addition, Fresenius will design "Prosorba(R)-friendly" instruments and disposables and work to make the treatment more readily available at apheresis centers and other suitable locations, including dialysis clinics operated by Fresenius Medical Care AG
(FMC), a majority-owned Fresenius company.

Cypress Holds Conference Call

Cypress will hold a conference call March 17, 1999 at 4:15 p.m. EST to discuss FDA approval, its marketing plan for the Prosorba(R) column, the recent partnership with Fresenius AG and Cypress' 1998 financial results. Please call 800/937-4596 if you wish to participate. Phone lines will open at 4:05 p.m., EST.

The call will include a brief report on the topics mentioned above followed by a question-and-answer period. Participants will include:

          Jay Kranzler, chief executive officer;
  Carl Bobkoski, president and chief operating officer; and
  R. Michael Gendreau, executive vice president, chief medical officer, and chief scientific officer.

A taped replay will be available following completion of the conference call. The replay will be available for 48 hours beginning at 6:15 p.m. EST on Wednesday, March 17 and ending at 6:15 p.m. EST on Friday, March 19. To access playback of the call, telephone 800/633-8284 and enter the eight-digit reservation number 11989229. International callers may dial 619/812-6440, reservation number 11989229.

About Rheumatoid Arthritis and the Prosorba(R) Column

Rheumatoid arthritis is a chronic and often debilitating autoimmune disease in which the body's immune system attacks its own tissue, often leading to painful inflammation and deformity of the joints. The disease affects more than 2.5 million Americans, 70% of them women, most between the ages of 25 and 60. An estimated 10% of the 2.5 million RA patients in the United States do not respond to DMARD
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therapy and may benefit from Prosorba(R) column treatment.

Cypress's Prosorba(R) column is a polycarbonate (plastic) cylinder that contains highly purified protein A immobilized on an inert silica matrix. The protein A binds to and removes antibodies, including clusters of Circulating Immune Complexes (CICs) and antigens, that contribute to the symptoms characteristic of RA.

Additional effects of the Prosorba(R) column continue to be actively investigated by the company. The Prosorba(R) column, a therapeutic medical device, will join new pharmaceutical products for rheumatoid arthritis such as Immunex's (Nasdaq:IMNX - news) TNF inhibitor, ENBREL(TM) (etanercept), Hoechst Marion Roussel's (NYSE:HOE- news) Arava(TM) (leflunomide) and Monsanto Co.'s (NYSE:MTC - news) Celebrex (celecoxib).

The standard course of treatment involves 12 weekly outpatient apheresis sessions. Each session takes approximately two hours. In a process similar to kidney dialysis, a patient's blood is removed from an arm and passed through a machine that separates the blood cells from the plasma. The plasma is then passed through the Prosorba(R) column, recombined with the blood cells and finally returned to the patient through the other arm.

Phase III Clinical Trial

A pivotal Phase III trial demonstrating the Prosorba(R) column's efficacy ended in January 1998 - more than a year ahead of schedule after an independent Data Safety and Monitoring Board recommended an early cessation due to favorable safety and statistically significant efficacy results.

In the double-blinded, sham-apheresis controlled clinical trial, nearly half of the patients who completed all 12 treatments showed significant clinical improvement by stringent American College of Rheumatology (ACR) criteria. The response was often durable, lasting up to 75 weeks in some patients. The patients had a statistically significant reduction in swollen and tender joint counts, as well as other improvements, and their response was maintained in the absence of any other therapy during and after treatment.

Twelve leading arthritis centers -- including the Virginia Mason Medical Center in Seattle, the University of Utah in Salt Lake City, University Hospitals of Cleveland and the University of Pennsylvania -served as sites for the Phase III clinical trial. The study enrolled 109 patients who were considered the most severely affected of the RA population, having suffered from the disease for an average of 15.5 years (1.7 years minimum to 50.6 years maximum disease duration for the Prosorba(R) column patients) and having failed an average of 5 different DMARD regimens.

About Cypress Bioscience Inc.

Cypress Bioscience Inc. develops, manufactures and markets medical devices and therapeutics for the treatment of certain types of immune disorders and is engaged in the development of novel therapeutic agents for the treatment of blood platelet disorders. The Prosorba(R) column, a therapeutic medical device, was approved by the FDA in 1987 for use in Idiopathic Thrombocytopenic Purpura
(ITP), an immune bleeding disorder.

In addition to Cypress's lead product, the Prosorba(R) column, the company acquired Cyplex(TM) (Infusible Platelet Membranes), which is positioned to become an alternative for traditional platelet infusions.

About Fresenius AG

Fresenius AG is a leading health care company with products and services for dialysis, the hospital and the outpatient medical care of patients. In the first nine months of 1998 Fresenius generated sales of DM 6.365 billion (US $3.54 billion) and a net income of DM 202 million (US $112.5 million). On Sept. 30, 1998, the Fresenius Group had approximately 36,500 employees.
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About Fresenius Hemotechnology Inc.

Fresenius Hemotechnology Inc. is a U.S. subsidiary of Fresenius AG that focuses on cell separators, autotransfusion devices, blood filters and products for blood banks and hospitals including progenitor cell enrichment devices.

Except for historical information contained herein, this news release contains forward-looking statements that involve risks and uncertainties, including, but not limited to, the company's and its Partner's ability to market successfully the Prosorba(R) column for use as a treatment for RA; whether the company will be successful in collaborating with a marketing partner or not; the company's ability to receive regulatory approval for Cyplex(TM) on a timely basis, if at all; and whether Cyplex will become a substitute for traditional platelet infusions, as well as other risks detailed from time to time in the company's SEC reports, including its report on the most recent Form 10-K.

----------------------
Contact:

     Cypress Bioscience Inc.
     Jay D. Kranzler, Carl Bobkoski and
     Manda Hall, 619/452-2323
     or
     Investor/Media Contacts
     Robinson Lerer & Montgomery
     James Ankner, 212/484-7697
     or Lena Kim, 212/484-6706